SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 12, 2006

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-459-3553

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or disposition of Assets.

On April 12, 2006, Steel Dynamics, Inc. issued a press release entitled “Steel Dynamics Completes Acquisition of Roanoke Electric Steel Corporation.” The full text of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Steel Dynamics completed its previously announced acquisition of Roanoke Electric Steel Corporation on April 11, 2006, immediately following approval of the transaction by Roanoke stockholders. Pursuant to the Merger Agreement, Roanoke stockholders received $9.75 in cash and 0.4 shares of SDI common stock for each share of Roanoke stock outstanding at the effective date of the merger. Based on 11,360,901 Roanoke shares outstanding prior to the close of the transaction, Steel Dynamics paid $111 million in cash, issued 4,544,360 shares of registered Steel Dynamics common stock and assumed $45 million in Roanoke debt, which the company intends to retire within the next few days. The cash portion of the purchase price was funded from the company’s current cash on hand. After giving effect to the issuance of shares related to this transaction, Steel Dynamics will have a total of 48,611,177 shares of common stock outstanding.

Item 9.01. Financial Statements and Exhibits

( c )                            Exhibits.

Exhibit Number	Description

99.1	A press release dated April 12, 2006 “Steel Dynamics Completes Acquisition of Roanoke Electric Steel Corporation.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

	/s/	Gary Heasley
Date: April 13, 2006	By:	Gary Heasley
Vice President & CFO